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                                                             Exhibit 16(d)(3)

                               GUARANTY AGREEMENT



         THIS GUARANTY AGREEMENT is made by AARON D. SPENCER, of Newton, Massachusetts (the "GUARANTOR"), in favor of UNO RESTAURANT CORPORATION, a Delaware corporation (the "COMPANY").

                              W I T N E S S E T H:

         WHEREAS, the Company, UNO RESTAURANT HOLDINGS CORPORATION, a Delaware corporation ("PARENT"), and UNO ACQUISITION CORP., a Delaware corporation and a wholly owned subsidiary of Parent ("ACQUISITION SUB"), propose to enter into an Agreement and Plan of Merger (the "MERGER AGREEMENT") providing for the merger of Acquisition Sub with and into the Company;

         WHEREAS, the Company is concurrently herewith entering into an Engagement Letter and Term Sheet dated April 9, 2001 (together, the "ENGAGEMENT LETTER") with Fleet National Bank ("FLEET"), Fleet Securities, Inc. ("FSI"), SunTrust Bank ("SUNTRUST") and SunTrust Equitable Securities Corporation ("STES" and collectively with Fleet, FSI and SunTrust, the "BANKS") providing for, among other things, the financing necessary to pay the Merger Consideration (as defined in the Merger Agreement) pursuant to the terms and conditions of the Merger Agreement;

         WHEREAS, pursuant to the Engagement Letter, the Company, Parent and Acquisition Sub are agreeing, jointly and severally, to pay certain expenses of the Banks and indemnify the Banks against certain liabilities associated with the financing contemplated thereby;

         WHEREAS, Parent and Acquisition Sub have agreed with the Company that Parent and Acquisition Sub shall pay one-third and the Company shall pay two-thirds of any amounts due to the Banks pursuant to their expense reimbursement and indemnification obligations to the Banks under the Engagement Letter;

         WHEREAS, the Company, Parent and Acquisition Sub are concurrently herewith executing with the Banks a letter agreement providing for the payment by Parent and Acquisition Sub of one-third and the payment by the Company of two-thirds of certain fees associated with the financing contemplated by the Engagement Letter (the "FEE AGREEMENT");

         WHEREAS, as of the date hereof, the Guarantor is the sole stockholder of Parent, which is the sole stockholder of Acquisition Sub; and

         WHEREAS, the Company has made it a condition precedent to the Company's executing the Engagement Letter that the Guarantor guarantee Parent's and Acquisition Sub's obligations pursuant to the Fee Agreement, the Engagement Letter and the Merger Agreement;

         NOW, THEREFORE, in order to induce the Company to enter into the Merger Agreement, the Engagement Letter and the Fee Agreement, at the special insistence and request


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of the Special Committee of the Board of Directors of the Company, and for the
consideration recited above and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Guarantor hereby agrees as follows:

         1. GUARANTY. (a) The Guarantor hereby irrevocably guarantees to the Company, subject to the limitations contained in subparagraph (b) of this
Section 1, the full and prompt payment of (i) all amounts payable by Parent and Acquisition Sub pursuant to the Fee Agreement, (ii) Parent and Acquisition Sub's one-third share the aggregate expense reimbursement and indemnification obligations of Parent, Acquisition Sub and the Company under the Engagement Letter and (iii) all obligations of Parent and Acquisition Sub pursuant to the Merger Agreement (the "PARENT OBLIGATIONS").

         (b) Notwithstanding the foregoing or any other provision to the contrary contained herein, the Guarantor's maximum aggregate liability hereunder, and recourse against the Guarantor under this Guaranty, shall be limited to $4,875,000. The Guarantor shall satisfy his obligations pursuant to this Guaranty Agreement either in cash or in shares of common stock, $0.01 par value per share, of the Company, with the value of such shares being deemed to be $9.75 per share, or any combination of the foregoing, as the Guarantor shall determine in his sole and absolute discretion.

         2. NATURE OF GUARANTY. This is an irrevocable, absolute, completed and continuing guaranty of payment and performance. The Guarantor's obligations hereunder shall not be affected by the release or discharge of Parent from, or impairment or modification of, the Parent Obligations in any bankruptcy, receivership, or other insolvency proceeding. It is the intention of the Company and the Guarantor that the Guarantor's obligations hereunder shall not be discharged at any time prior to the payment in full of the Parent Obligations.

         3. WAIVER OF RIGHTS. The Guarantor waives any right to require the Company to (and it shall not be necessary for the Company, in order to enforce such payment by the Guarantor to first) (a) proceed against Parent or Acquisition Sub, (b) have Parent or Acquisition Sub joined with the Guarantor in any suit arising out of this Guaranty Agreement or the Fee Agreement or (c) pursue or exhaust any other remedy in the Company's power whatsoever. The Guarantor further hereby expressly waives notice of the acceptance of this Guaranty, and diligence, presentment and demand for payment of any of the Parent Obligations. No delay on the part of the Company in exercising any rights hereunder or failure to exercise the same shall operate as a waiver of such rights; no notice to or demand on the Guarantor shall be deemed to be a waiver of the obligation of the Guarantor or of the right of the Company to take other or further action without notice or demand as provided herein. In any event, no modification or waiver of the provisions hereof shall be effective unless in writing; provided, however, that no modification or waiver by the Company shall be effective unless first approved in writing by the Special Committee (as defined in the Merger Agreement).

         4. EXPENSES. Subject to the limitations on liability set forth in
Section 1(b), the Guarantor agrees that the Guarantor will pay or reimburse the Company for all expenses, including reasonable fees and expenses of its legal counsel, incurred by the Company in connection with the enforcement of any provisions of this Guaranty.


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         5. SUCCESSORS AND ASSIGNS. This Guaranty Agreement is for and shall inure to the benefit of the successors and assigns of the Company. This Guaranty shall be binding upon the Guarantor and his heirs, executors, administrators, successors and assigns until payment in full to the Company of all Parent Obligations.

         6. CONSTRUCTION. This Guaranty Agreement is a contract made under and shall be construed in accordance with and governed by the laws of the Commonwealth of Massachusetts.

         7. PARTIES IN INTEREST. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, expressed or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

         WITNESS THE EXECUTION HEREOF, effective as of April   , 2001.



                                       -----------------------------------
                                       Aaron D. Spencer



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         IN WITNESS WHEREOF, the Company, Parent and Acquisition Sub have caused this Guaranty Agreement to be duly executed on the date hereof solely for the purpose of evidencing the agreement of Parent, Acquisition Sub and the Company, that Parent and Acquisition Sub shall pay one-third and the Company shall pay two-thirds of any amounts due to the Banks pursuant to their expense reimbursement and indemnification obligations to the Banks under the Engagement Letter.

                                       UNO RESTAURANT CORPORATION


                                       By:  _____________________________
                                              Name:
                                              Title:

                                       UNO RESTAURANT HOLDINGS
                                       CORPORATION

                                       By:  _____________________________
                                              Name:
                                              Title:

                                       UNO ACQUISITION CORP.

                                       By:  _____________________________
                                              Name:
                                              Title:




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